Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS THIRD QUARTER 2021 RESULTS

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Reports Year-Over-Year Earnings and Loan Growth and Advancement of Strategic Initiatives

BIRMINGHAM, AL (October 27, 2021) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $837 thousand, or $0.13 per diluted share, for the quarter ended September 30, 2021 (“3Q2021”), compared to $953 thousand, or $0.14 per diluted share, for the quarter ended June 30, 2021 (“2Q2021”) and $411 thousand, or $0.06 per diluted share, for the quarter ended September 30, 2020 (“3Q2020”). For the nine months ended September 30, 2021, the Company’s net income totaled $2.7 million, or $0.41 per diluted share, compared to $1.7 million, or $0.25 per diluted share, for the nine months ended September 30, 2020. Loan growth during 3Q2021 totaled $19.3 million, bringing year-to-date loan growth to $58.8 million, or 9.0%, for the nine months ended September 30, 2021.

Advancement of Strategic Initiatives

During 3Q2021, the Company made progress on strategic initiatives aimed at improving operating efficiency, focusing the Company’s loan growth activities, and fortifying asset quality. On September 3, 2021, the Bank’s wholly-owned subsidiary, Acceptance Loan Company, Inc. (“ALC”), ceased new business development and permanently closed its 20 branch lending locations in Alabama and Mississippi to the public. This initiative is expected to result in expense reduction beginning in the fourth quarter of 2021 (“4Q2021”), while at the same time focusing management’s efforts on growth in the Bank’s other loan portfolios.

In connection with the ALC branch closures, the Company recorded pre-tax charges of approximately $550 thousand during 3Q2021. These one-time expenses included severance and related personnel costs, lease termination costs, fixed asset valuation adjustments, termination of technology contracts, and other costs to administer the branch closures. The Company expects to incur approximately $500 thousand in additional expenses in the coming months primarily related to personnel expenses associated with one-time payments to ALC personnel that continue to manage the remaining loan portfolio, as well as expenses associated with the ultimate termination of ALC’s remaining branch leases. It is expected that the majority of the remaining one-time expenses will be incurred during 4Q2021 and the first quarter of 2022 and will be fully offset by ongoing cost savings that result from the closures.

In addition to the ALC branch closures, on September 3, 2021, four of the Bank’s previously existing banking offices were closed. The decision to close these banking offices was based on analysis of banking center activity, profitability and Community Reinvestment Act assessment. The closures included banking centers located in Bucksville, Columbiana and south Tuscaloosa, Alabama, as well as Ewing, Virginia.

“We are pleased that we have completed these major strategic initiatives, while at the same time posting loan growth and substantially improved year-over-year earnings,” stated James F. House, President and CEO of the Company. “We are continuing to transform our Company to an organization that can operate more efficiently with a focus on those lending areas that we believe will sustain our growth for many years to come,” continued Mr. House.

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

Other Third Quarter Financial Highlights

Loan Growth – The table below summarizes loan balances by portfolio category at the end of each of the most recent five quarters as of September 30, 2021.

	Quarter Ended
	2021			2020
	September 30,	June 30,	March 31,	December 31,	September 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Real estate loans:
Construction, land development and other land loans	$58,175	$53,425	$48,491	$37,282	$35,472
Secured by 1-4 family residential properties	73,112	78,815	82,349	88,856	95,147
Secured by multi-family residential properties	51,420	53,811	54,180	54,326	49,197
Secured by non-farm, non-residential properties	198,745	191,398	193,626	184,528	183,754
Commercial and industrial loans	73,777	65,772	65,043	69,808	72,948
Paycheck Protection Program ("PPP") loans	3,902	11,587	14,795	11,927	13,950
Consumer loans:
Direct consumer	25,845	26,937	26,998	29,788	30,048
Branch retail	29,764	31,688	31,075	32,094	33,145
Indirect sales	194,154	176,116	153,940	141,514	125,369
Total loans	$708,894	$689,549	$670,497	$650,123	$639,030
Less unearned interest, fees and deferred costs	3,729	4,067	3,792	4,279	4,240
Allowance for loan and lease losses	8,193	7,726	7,475	7,470	7,185
Net loans	$696,972	$677,756	$659,230	$638,374	$627,605

Loan growth during 3Q2021 totaled $19.3 million, or an increase of 2.8%, compared to June 30, 2021. For the nine months ended September 30, 2021, total loan growth was $58.8 million, or 9.0%. Loan growth during 3Q2021 was distributed between indirect lending, real estate lending and commercial and industrial (“C&I”) lending, which totaled net growth of $18.0 million, $4.0 million and $8.0 million, respectively. For the nine months ended September 30, 2021, net loan growth in these same portfolios totaled $52.6 million, $16.4 million and $4.0 million, respectively. The indirect portfolio is focused on consumer loans secured by collateral that includes recreational vehicles, campers, boats, horse trailers and cargo trailers. Since the onset of the COVID-19 pandemic, the Bank has experienced substantial growth in indirect lending as consumers sought alternatives to more traditional travel and leisure activities. The Bank now operates indirect lending in a 12-state footprint primarily in the southeastern United States. The growth in the Bank’s real estate and C&I lending was indicative of continued growth in economic activity in larger metropolitan markets, primarily in the southeast, served by the Bank.

Consumer loans (excluding the indirect portfolio) include the direct consumer and branch retail categories, which consist primarily of loans at ALC. These portfolios will continue to decrease over time as loans held by ALC mature and are paid off. Direct consumer and branch retail loans decreased by $1.1 million and $1.9 million, respectively, during 3Q2021. Additionally, the Bank’s total loan balance in the Paycheck Protection Program (“PPP”) administered by the Small Business Administration (“SBA”) declined by $7.7 million during 3Q2021 as PPP loans continued to be forgiven by the SBA.

Net Interest Income and Margin – Due to earning asset growth, combined with continued reductions in interest expense, net interest income continued to improve during 3Q2021. Pre-provision net interest income increased by $23 thousand, or 0.2%, comparing 3Q2021 to 2Q2021, and by $370 thousand, or 4.1%, comparing 3Q2021 to 3Q2020. Year-to-date pre-provision net interest income as of September 30, 2021 exceeded the same period of 2020 by $1.2 million, or 4.7%. Margin compression remained a challenge for the Company during 3Q2021 due in part to the interest rate environment that has persisted since the onset of the COVID-19 pandemic. Net interest margin totaled 4.17% for 3Q2021, compared to 4.31% for 2Q2021 and 4.56% for 3Q2020. In addition to the prevailing interest rate environment, loan portfolio reductions in the higher-yielding direct consumer portfolio, coupled with significant influxes of investable cash through deposit growth, have also contributed to margin compression. Given this environment, management has continued to reprice deposit liabilities at lower rates upon maturity. Due to these repricing efforts, annualized average total funding costs decreased to 0.32% in 3Q2021, compared to 0.36% in 2Q2021 and 0.54% in 3Q2020.

Deposit Growth and Deployment of Funds – The Bank continued to experience growth in deposit balances during 3Q2021, a trend that has persisted since the onset of the pandemic. Total deposits increased by $9.0 million, or 1.1%, during 3Q2021. For the nine months ended September 30, 2021, total deposits increased by $64.6 million, or 8.3%. The deposit growth is consistent with general trends in commercial banking and reflects deposit-holder receipt of stimulus payments and preferences for liquidity. In the current interest rate environment, the increased deposit levels put additional pressure on net interest margin as excess funds are deployed into lower earning assets. Management remains focused on deploying investable cash balances into earning assets that meet the Company’s established credit standards, while maintaining appropriate levels of liquidity.

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

Loan Loss Provision – Loan loss provisioning during 3Q2021 increased by $0.1 million compared to 2Q2021 and decreased by $0.4 million compared to 3Q2020. The increase in provisioning compared to 2Q2021 was due to the increase in loan volume during 3Q2021, along with additional provisioning for ALC’s loan portfolios to account for the inherent uncertainty that may result from ALC’s branch closures. The decrease in provisioning compared to 3Q2020 was due primarily to overall improvement in the general economic outlook and reduction of uncertainty related to loans that could be impacted by the COVID-19 pandemic as compared to the previous year. During 2020, over 1,900 of the Company’s borrowers requested and were granted COVID-19 pandemic-related payment deferments. As of September 30, 2021, loans that continued to be in pandemic-related deferment totaled only $0.7 million, compared to $95.2 million as of June 30, 2020 in the early stages of the pandemic. The decrease in deferred loans over the past five quarters, combined with reductions in nonaccrual assets, is indicative of the strength of the credit quality within the portfolio. Although pandemic-related economic uncertainty continues to exist, management believes that the allowance for loan losses, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of September 30, 2021. The Company will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio. Due to its classification as a smaller reporting company by the Securities and Exchange Commission, the Company is not required to adopt the Current Expected Credit Loss (CECL) model to account for credit losses until January 1, 2023. Management continues to evaluate the impact that the adoption of CECL will have on the Company’s financial statements.

Non-interest Income – Non-interest income was $0.9 million for 3Q2021, compared to $0.8 million for 2Q2021 and $1.4 million for 3Q2020. Comparing 3Q2021 to 3Q2020, approximately $0.2 million of the decrease resulted from reductions in secondary market mortgage revenues, while the remaining $0.3 million of the decrease resulted from gains on the sale of premises and equipment that occurred during 3Q2020 and were not repeated in 3Q2021. The reduction in secondary market mortgage fees resulted from the discontinuance of the Bank’s mortgage division that became effective in 4Q2020. Although the discontinuance resulted in a reduction in non-interest income, non-interest expense, primarily salaries and benefits, was reduced commensurately.

Non-interest Expense – Non-interest expense was $8.5 million for 3Q2021, compared to $8.4 million for 2Q2021 and $8.7 million for 3Q2020. The decreases in both latter quarters compared to 3Q2020 resulted primarily from reductions in salaries and employee benefits. The increase comparing 3Q2021 to 2Q2021 resulted primarily from the expenses associated with the ALC branch closures. Management remains focused on expense containment in the current environment.

Balance Sheet Growth – Total assets as of September 30, 2021 increased by $9.8 million, or 1.0%, compared to June 30, 2021, and increased by $103.8 million, or 12.2%, compared to September 30, 2020. Growth in deposits totaled $9.0 million, or 1.1%, in 3Q2021 from 2Q2021, and $101.5 million, or 13.6%, comparing 3Q2021 to 3Q2020. The deposit growth reflected the impact of the pandemic on both business and consumer deposit holders, including preferences for liquidity, loan payment deferments, tax payment deferments, government stimulus receipts and generally lower consumer spending. Of the total increase in deposits during 3Q2021, $0.7 million represented non-interest-bearing deposits, while $8.3 million were interest-bearing. The growth comparing September 30, 2021 to September 30, 2020 included $32.0 million in wholesale deposits that were acquired by the Bank at a weighted average total cost of 0.40% and had an initial weighted average term of 48 months. Along with interest rate swaps that the Company had previously put in place, the wholesale deposits serve to mitigate a portion of risk associated with rising interest rates. Wholesale funding also provides the Company with additional liquidity that enables management to continue its focus on reducing interest expense on core deposits.

Asset Quality – The Company’s non-performing assets, including loans in non-accrual status and other real estate owned (OREO), totaled $3.3 million as of September 30, 2021, compared to $2.1 million as of June 30, 2021 and $4.0 million as of September 30, 2020. The increase in 3Q2021 from 2Q2021 resulted primarily from banking centers that were closed during the quarter and reclassified into OREO. As a percentage of total assets, non-performing assets were 0.35% as of September 30, 2021, compared to 0.22% as of June 30, 2021 and 0.47% as of September 30, 2020.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in the third quarter of 2021, which is consistent with the Company’s dividend declaration for the first and second quarters of 2021 and each quarter of 2020.

Regulatory Capital – During 3Q2021, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of September 30, 2021, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.69%. Its total capital ratio was 11.78%, and its Tier 1 leverage ratio was 8.51%.

Liquidity – As of September 30, 2021, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

Subordinated Debt Issuance – Subsequent to 3Q2021, on October 1, 2021, the Company announced the completion of a private placement of $11.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes that will mature on October 1, 2031 (the “Notes”). The Notes will bear interest at a rate of 3.50% per annum for the first five years, then the interest rate will be reset quarterly to a benchmark interest rate per annum which, subject to certain conditions provided in the Notes, will be equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) plus 275 basis points. The Company expects to use the remaining net proceeds for general corporate purposes, which

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

may include the repurchase of the Company’s common stock, and to support organic growth plans, including the maintenance of capital ratios. Following receipt of the net proceeds of the Notes, the Company invested $5 million into capital surplus of the Bank.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank (the “Bank”). In addition, the Company’s operations include Acceptance Loan Company, Inc. (“ALC”), a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, interest costs, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by COVID-19, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus and  protect against it, through vaccinations and otherwise, or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Company’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; cybersecurity threats; and risks related to the Paycheck Protection Program. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended					Nine Months Ended
	2021			2020		2021		2020
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,		September 30,
Results of Operations:
Interest income	$10,030	$10,059	$9,845	$10,204	$9,996	$29,934		$30,173
Interest expense	695	747	781	912	1,031	2,223	#	3,699
Net interest income	9,335	9,312	9,064	9,292	8,965	27,711	#	26,474
Provision for loan and lease losses	618	498	401	469	1,046	1,517		2,476
Net interest income after provision for loan and lease losses	8,717	8,814	8,663	8,823	7,919	26,194		23,998
Non-interest income	896	809	951	1,008	1,375	2,656		4,002
Non-interest expense	8,547	8,399	8,396	8,477	8,747	25,342		25,822
Income before income taxes	1,066	1,224	1,218	1,354	547	3,508		2,178
Provision for income taxes	229	271	268	309	136	768		516
Net income	$837	$953	$950	$1,045	$411	$2,740		$1,662
Per Share Data:
Basic net income per share	$0.13	$0.15	$0.15	$0.16	$0.07	$0.43		$0.27
Diluted net income per share	$0.13	$0.14	$0.14	$0.15	$0.06	$0.41		$0.25
Dividends declared	$0.03	$0.03	$0.03	$0.03	$0.03	$0.09		$0.09
Key Measures (Period End):
Total assets	$956,734	$946,946	$926,535	$890,511	$852,941
Tangible assets (1)	948,592	938,719	918,216	882,101	844,439
Loans, net of allowance for loan losses	696,972	677,756	659,230	638,374	627,605
Allowance for loan and lease losses	8,193	7,726	7,475	7,470	7,185
Investment securities, net	121,467	123,583	75,783	91,422	93,405
Total deposits	846,842	837,885	818,043	782,212	745,336
Short-term borrowings	10,037	10,017	10,017	10,017	10,045
Total shareholders’ equity	89,597	88,778	87,917	86,678	85,658
Tangible common equity (1)	81,455	80,551	79,598	78,268	77,156
Book value per common share	14.41	14.28	14.15	14.03	13.87
Tangible book value per common share (1)	13.10	12.96	12.81	12.67	12.49
Key Ratios:
Return on average assets (annualized)	0.35%	0.41%	0.43%	0.48%	0.19%	0.39%		0.27%
Return on average common equity (annualized)	3.71%	4.32%	4.41%	4.82%	1.91%	4.14%		2.61%
Return on average tangible common equity (annualized) (1)	4.08%	4.76%	4.87%	5.34%	2.12%	4.57%		2.90%
Net interest margin	4.17%	4.31%	4.40%	4.59%	4.56%	4.29%		4.72%
Efficiency ratio (2)	83.5%	83.0%	83.8%	82.3%	84.6%	83.5%		84.7%
Net loans to deposits	82.3%	80.9%	80.6%	81.6%	84.2%
Net loans to assets	72.8%	71.6%	71.2%	71.7%	73.6%
Tangible common equity to tangible assets (1)	8.59%	8.58%	8.67%	8.87%	9.14%
Tier 1 leverage ratio (3)	8.51%	8.60%	8.73%	8.98%	9.08%
Allowance for loan losses as % of loans (4)	1.16%	1.13%	1.12%	1.16%	1.13%
Nonperforming assets as % of total assets	0.35%	0.22%	0.37%	0.45%	0.47%
Net charge-offs as a percentage of average loans	0.09%	0.15%	0.25%	0.11%	0.19%	0.16%		0.25%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio
(4) The allowance for loan losses as a % of loans excluding PPP loans, which are guaranteed by the SBA, was 1.17% as of September 30, 2021.

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$691,435	$9,568	5.49%	$609,609	$9,557	6.24%
Taxable investment securities	119,943	409	1.35%	95,402	393	1.64%
Tax-exempt investment securities	3,367	15	1.77%	3,530	16	1.80%
Federal Home Loan Bank stock	870	8	3.65%	1,135	11	3.86%
Federal funds sold	86	—	—	80	—	—
Interest-bearing deposits in banks	73,490	30	0.16%	72,288	19	0.10%
Total interest-earning assets	889,191	10,030	4.48%	782,044	9,996	5.08%
Non-interest-earning assets:
Other assets	67,067			68,424
Total	$956,258			$850,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$239,188	$141	0.23%	$203,842	$130	0.25%
Savings deposits	208,187	160	0.30%	161,699	147	0.36%
Time deposits	223,988	351	0.62%	226,269	717	1.26%
Total interest-bearing deposits	671,363	652	0.39%	591,810	994	0.67%
Borrowings	10,032	43	1.70%	10,252	37	1.44%
Total interest-bearing liabilities (1)	681,395	695	0.40%	602,062	1,031	0.68%
Non-interest-bearing liabilities:
Demand deposits	176,102			153,112
Other liabilities	9,158			9,638
Shareholders’ equity	89,603			85,656
Total	$956,258			$850,468

Net interest income		$9,335			$8,965
Net interest margin			4.17%			4.56%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.32% and 0.54% for the three-month periods ended September 30, 2021 and 2020, respectively.

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$672,807	$28,726	5.71%	$571,881	$28,433	6.64%
Taxable investment securities	100,245	1,059	1.41%	101,303	1,417	1.87%
Tax-exempt investment securities	3,464	47	1.81%	2,158	39	2.41%
Federal Home Loan Bank stock	948	25	3.53%	1,136	41	4.82%
Federal funds sold	84	—	—	6,302	45	0.95%
Interest-bearing deposits in banks	86,632	77	0.12%	66,325	198	0.40%
Total interest-earning assets	864,180	29,934	4.63%	749,105	30,173	5.38%
Non-interest-earning assets:
Other assets	68,041			71,594
Total	$932,221			$820,699

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$233,329	$425	0.24%	$185,667	$442	0.32%
Savings deposits	190,296	453	0.32%	161,026	605	0.50%
Time deposits	230,986	1,222	0.71%	232,824	2,553	1.46%
Total interest-bearing deposits	654,611	2,100	0.43%	579,517	3,600	0.83%
Borrowings	10,022	123	1.64%	10,201	99	1.30%
Total interest-bearing liabilities (1)	664,633	2,223	0.45%	589,718	3,699	0.84%
Non-interest-bearing liabilities:
Demand deposits	169,780			136,052
Other liabilities	9,288			9,816
Shareholders’ equity	88,520			85,113
Total	$932,221			$820,699

Net interest income		$27,711			$26,474
Net interest margin			4.29%			4.72%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.36% and 0.68% for the nine-month periods ended September 30, 2021 and 2020, respectively.

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Cash and due from banks	$15,219	$12,235
Interest-bearing deposits in banks	60,041	82,180
Total cash and cash equivalents	75,260	94,415
Federal funds sold	82	85
Investment securities available-for-sale, at fair value	117,560	84,993
Investment securities held-to-maturity, at amortized cost	3,907	6,429
Federal Home Loan Bank stock, at cost	870	1,135
Loans and leases, net of allowance for loan and lease losses of $8,193 and $7,470, respectively	696,972	638,374
Premises and equipment, net of accumulated depreciation of $22,276 and $23,774, respectively	25,445	28,206
Cash surrender value of bank-owned life insurance	16,066	15,846
Accrued interest receivable	2,592	2,807
Goodwill and core deposit intangible, net	8,142	8,410
Other real estate owned	2,373	949
Other assets	7,465	8,862
Total assets	$956,734	$890,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$175,386	$151,935
Interest-bearing	671,456	630,277
Total deposits	846,842	782,212
Accrued interest expense	183	292
Other liabilities	10,075	11,312
Short-term borrowings	10,037	10,017
Total liabilities	867,137	803,833

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,634,918 and 7,596,351 shares issued, respectively; 6,218,126 and 6,176,556 shares outstanding, respectively	75	75
Additional paid-in capital	14,051	13,786
Accumulated other comprehensive income (loss), net of tax	369	(52)
Retained earnings	96,903	94,722
Less treasury stock: 1,416,792 and 1,419,795 shares at cost, respectively	(21,801)	(21,853)
Total shareholders’ equity	89,597	86,678

Total liabilities and shareholders’ equity	$956,734	$890,511

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Interest income:
Interest and fees on loans	$9,568	$9,557	$28,726	$28,433
Interest on investment securities	462	439	1,208	1,740
Total interest income	10,030	9,996	29,934	30,173

Interest expense:
Interest on deposits	652	994	2,100	3,600
Interest on borrowings	43	37	123	99
Total interest expense	695	1,031	2,223	3,699

Net interest income	9,335	8,965	27,711	26,474

Provision for loan and lease losses	618	1,046	1,517	2,476

Net interest income after provision for loan and lease losses	8,717	7,919	26,194	23,998

Non-interest income:
Service and other charges on deposit accounts	271	298	777	995
Net gain on sales and prepayments of investment securities	—	—	22	326
Mortgage fees from secondary market	—	196	23	499
Lease income	208	206	619	630
Other income, net	417	675	1,215	1,552
Total non-interest income	896	1,375	2,656	4,002

Non-interest expense:
Salaries and employee benefits	5,045	5,138	14,951	15,467
Net occupancy and equipment	1,259	1,078	3,318	3,074
Computer services	461	470	1,411	1,311
Fees for professional services	292	325	1,003	1,004
Other expense	1,490	1,736	4,659	4,966
Total non-interest expense	8,547	8,747	25,342	25,822

Income before income taxes	1,066	547	3,508	2,178
Provision for income taxes	229	136	768	516
Net income	$837	$411	$2,740	$1,662
Basic net income per share	$0.13	$0.07	$0.43	$0.27
Diluted net income per share	$0.13	$0.06	$0.41	$0.25
Dividends per share	$0.03	$0.03	$0.09	$0.09

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Third Quarter 2021 Results

October 27, 2021

		Quarter Ended					Nine Months Ended
		2021			2020		2021	2020
		September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$956,734	$946,946	$926,535	$890,511	$852,941
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		707	792	884	975	1,067
Tangible assets	(a)	$948,592	$938,719	$918,216	$882,101	$844,439

Total shareholders’ equity		$89,597	$88,778	$87,917	$86,678	$85,658
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		707	792	884	975	1,067
Tangible common equity	(b)	$81,455	$80,551	$79,598	$78,268	$77,156

Average shareholders’ equity		$89,603	$88,477	$87,456	$86,337	$85,656	$88,520	$85,112
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		746	836	927	1,019	1,115	836	1,223
Average tangible shareholders’ equity	(c)	$81,422	$80,206	$79,094	$77,883	$77,106	$80,249	$76,454

Net income	(d)	$837	$953	$950	$1,045	$411	$2,740	$1,662
Common shares outstanding (in thousands)	(e)	6,218	6,215	6,214	6,177	6,177

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$13.10	$12.96	$12.81	$12.67	$12.49

Tangible common equity to tangible assets	(b)/(a)	8.59%	8.58%	8.67%	8.87%	9.14%

Return on average tangible common equity (annualized)	(1)	4.08%	4.76%	4.87%	5.34%	2.12%	4.57%	2.90%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)